Exhibit 99.1

AAON Announces 3-for-2 Stock Split

TULSA, OK, July 7, 2023 - AAON, INC. (NASDAQ-AAON) (“AAON” or the “Company”), a provider of premier, configurable HVAC solutions that bring long-term value to customers and owners, today announced that the Board of Directors of the Company has declared a three-for-two stock split of the Company’s common stock to be paid in the form of a stock dividend on August 16, 2023.

Stockholders of record at the close of business on July 28, 2023, will receive one additional share for every two shares they hold as of that date. Cash will be paid in lieu of fractional shares. Based on the shares outstanding as of July 4, 2023, the number of shares outstanding will increase from approximately 54.4 million to approximately 81.6 million.

About AAON
Founded in 1988, AAON is a world leader in HVAC solutions for commercial and industrial indoor environments. The Company's industry-leading approach to designing and manufacturing highly configurable equipment to meet exact needs creates a premier ownership experience with greater efficiency, performance and long-term value. AAON is headquartered in Tulsa, Oklahoma, where its world-class innovation center and testing lab allows AAON engineers to continuously push boundaries and advance the industry. For more information, please visit www.AAON.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause results to differ materially from those in the forward-looking statements include (1) the timing and extent of changes in raw material and component prices, (2) the effects of fluctuations in the commercial/industrial new construction market, (3) the timing and extent of changes in interest rates, as well as other competitive factors during the year, and (4) general economic, market or business conditions.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone (617) 877-6346
Email: joseph.mondillo@aaon.com